Exhibit 99.1

NOVEN REPORTS THIRD QUARTER EPS OF $0.11

Miami, FL, November 9, 2004 — Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) today announced financial results for the quarter and nine months ended September 30, 2004, provided an update on its business, and confirmed prior financial guidance for full-year 2004.

“Third quarter results at our Novogyne joint venture reflect our continued leadership position in the transdermal hormone therapy (“HT”) market,” said Robert C. Strauss, Noven’s President, CEO & Chairman. “Our strategy is to leverage the platform technology underlying our HT success across diverse therapeutic categories with strong industry partners. Since mid-year, we advanced that strategy through progress in our collaborations with Endo Pharmaceuticals, Shire Pharmaceuticals, and Procter & Gamble Pharmaceuticals, and through business development efforts that we hope will further diversify our prospects and help sustain long-term growth.”

Third Quarter Results

Noven’s net revenues for the quarter ended September 30, 2004 (the “current quarter”) were $10.1 million, an 11% increase over the $9.1 million reported in the quarter ended September 30, 2003 (the “2003 quarter”). Net revenues for the 2003 quarter reflected the establishment of a $0.9 million allowance for recall-related returns. Research and development expenses for the current quarter increased 43% to $2.7 million. Noven recognized $6.2 million in earnings from Novogyne Pharmaceuticals, Noven’s women’s health products company owned jointly with Novartis Pharmaceuticals Corporation, 38% higher than the $4.5 million recognized in the 2003 quarter. Noven reported net income of $2.6 million ($0.11 diluted earnings per share), a 31% increase over the $2.0 million ($0.09 diluted earnings per share) reported in the 2003 quarter.

Current quarter net revenues at Novogyne increased 15% to $27.5 million. Noven believes that the increase in Novogyne’s current quarter net revenues was primarily due to the timing of orders from trade customers and increased product pricing. Novogyne’s net income was $12.7 million, 29% higher than the $9.8 million reported in the 2003 quarter. Novogyne’s results for the current quarter and the 2003 quarter reflected sales return allowances of $3.7 million and $4.6 million, respectively.

Nine-Month Results

Noven’s net revenues for the nine-months ended September 30, 2004 (the “current period”) increased 6% to $33.2 million compared to the $31.4 million reported in the nine-months ended September 30, 2003 (the “2003 period”). A significant portion of that increase related to the establishment and adjustment of recall related allowances. Research and development expenses increased 18% to $7.7 million. Noven recognized $15.1 million in earnings from Novogyne, a 53% increase over the $9.8 million recognized in the 2003 period. Noven reported net income of $8.5 million ($0.35 diluted earnings per share), a 53% increase over the $5.5 million ($0.24 diluted earnings per share) reported in the 2003 period.

Novogyne’s current period net revenues increased 15% to $81.1 million. Noven believes that the increase in Novogyne’s current period net revenues was primarily due to increased product pricing as well as the timing of orders from trade customers. Novogyne’s net income was $37.1 million, a 35% increase over the $27.4 million reported in the 2003 period. Novogyne’s results for the current period and the 2003 period reflected sales return allowances of $4.0 million and of $5.3 million, respectively.

Cash

At September 30, 2004, Noven had $100.3 million in cash and cash equivalents compared to $83.4 million at December 31, 2003. This increase primarily reflects $12.3 million in distributions from Novogyne, $8.0 million received upon closing of the Endo transaction, and $5.6 million received in connection with the exercise of Noven stock options, partially offset by $6.7 million of direct expenses incurred in pursuit of Noven’s methylphenidate patch for ADHD.

Financial Guidance

Noven continues to expect its fully diluted earnings per share for 2004 to be in the $0.40 to $0.45 range, its 2004 net revenues to approximate 2003 results, and its research and development spending to increase compared to 2003. Novogyne’s 2004 net revenues and net income are expected to approximate 2003 results. This guidance is based on Noven’s current assumptions and expectations regarding Noven and Novogyne’s business and operations for the remainder of 2004. Actual financial results could differ materially if these assumptions or expectations prove to be incorrect.

Noven’s stability testing program recently identified a stability failure caused by moisture-related crystals in one lot of CombiPatch. Noven estimates that very little product from this lot remains in the trade channel, and believes the cost of the recall of this lot will not be material to its business. Noven is testing to determine whether other lots of CombiPatch are affected. If additional CombiPatch recalls are required, Noven’s 2004 financial results would be adversely affected.

HT Prescription Overview

“Although the Women’s Health Initiative (“WHI”) and other study results caused the overall hormone therapy market to decline, our U.S. HT products have significantly outperformed their respective market segments in the post-WHI market,” said Strauss.

Primarily due to the continuing impact of the WHI studies, total prescriptions in the overall U.S. HT market declined 13% in the current quarter compared to the 2003 quarter. For the same period, aggregate total prescriptions for Novogyne’s products (Vivelle®, Vivelle-Dot and CombiPatch® combined) decreased just 2%. Vivelle-Dot, which represents approximately 80% of total prescriptions for Noven’s U.S. products, increased 8% for the same period, while the estrogen segment of the U.S. HT market decreased 13%. For the same period, total prescriptions for the Vivelle product family (Vivelle-Dot and Vivelle combined) increased 0.5%.

Noven’s Vivelle-Dot patch remains the most dispensed transdermal estrogen therapy product in the U.S. and the second most dispensed estrogen therapy product of any kind in the U.S., behind only Wyeth’s oral Premarin® product.

Development Collaborations

Endo Pharmaceuticals. “Our developmental fentanyl patch, licensed to Endo Pharmaceuticals, is our nearest-term potential growth driver,” said Strauss. “Our patch is intended to be the generic equivalent of Johnson & Johnson’s Duragesic® patch, and our

Abbreviated New Drug Application is under review at the FDA. Based on the current patent and exclusivity status of the Duragesic product, the earliest our patch could be launched is January 24, 2005, assuming FDA approval is received by that time. We continue to prepare our facilities for a possible launch and, although pre-approval manufacturing is not without risk, in October we commenced manufacturing the product. While we cannot predict the timing of an approval, if the product is approved and commercialized in the January 2005 timeframe, we would expect Noven’s revenues and net income in 2005 to increase significantly over 2004 levels.”

Shire Pharmaceuticals. “Noven and Shire Pharmaceuticals Group plc continue to work together to advance development of our methylphenidate patch for ADHD,” said Strauss. “During the third quarter, Shire commenced additional clinical studies on the product. If these studies prove successful, we would expect to file an amendment to the pending New Drug Application, which should receive a six-month review by the FDA. Earlier this year, we expanded our collaboration with Shire to include the development of a transdermal amphetamine patch for ADHD, which could potentially address another important segment of the stimulant market for ADHD therapy.”

Procter & Gamble Pharmaceuticals. “We continue to work on new prescription patch therapies for Hypoactive Sexual Desire Disorder (“HSDD”) as part of our collaboration with Procter & Gamble Pharmaceuticals (“P&GP”),” said Strauss. “The products under development explore follow-on product opportunities for P&GP’s in-licensed investigational Intrinsa™ testosterone patch designed to help restore desire in menopausal women with HSDD. The first product under our collaboration is in human studies. If successfully developed and approved, this product could introduce the benefits of our DOT Matrix® technology to what may be a significant commercial market.”

Analyst Conference Call

A conference call with management relating to Noven’s financial results will be broadcast live via the Internet at www.noven.com beginning at 11:00 a.m. Eastern time this morning, November 9. Shortly thereafter, a rebroadcast of the call will be accessible at the same website. A taped replay of the conference call will be available by telephone from November 9 at 12:00 Noon Eastern time until November 11 by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering account #1628 and conference ID #119983. The conference call may contain forward-looking information in addition to that contained in this press release.

About Noven

Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven’s prescription patches are approved in over 30 countries, and a range of new patches are being developed in collaboration with Novartis Pharma AG, Shire Pharmaceuticals Group plc, Procter & Gamble Pharmaceuticals, Endo Pharmaceuticals Inc. and others. Together with Novartis Pharmaceuticals Corporation, Noven owns Novogyne Pharmaceuticals, a profitable women’s health products company with 2003 sales of over $100 million. Among other products, Novogyne markets and sells Noven’s Vivelle-Dot® product — the smallest estrogen patch in the world, and the most dispensed transdermal estrogen product in the U.S. Noven is committed to expanding the universe of available transdermal therapies for the benefit of patients, partners and shareholders. See www.noven.com for additional information.

Contact:

Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. When used in this press release, the words “believe,” “expect,” “could,” “intend,” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control. By category, these risks and uncertainties include: HT Market - risks associated with increased competition in the HT market, including as a result of the 2004 launches of estrogen cream and gel products, each of which is a new dosage form in this category; any further impact on Noven’s HT business due to the announcement of additional negative clinical results or otherwise, which could reduce or eliminate any profit contribution by Novogyne to Noven and/or sales of HT products from Noven to Novartis Pharma; uncertainties regarding any future regulatory developments resulting from those studies; the risk that Novogyne may not be able to realize the full value of the marketing rights for Noven’s CombiPatch product; the European HT market may be limited due to pricing pressures and delayed Estradot launches in certain countries due to labeling issues; and the risk of losses from product liability claims resulting from the use of HT products such as the lawsuits presently pending against Noven and Novartis with respect to Noven’s products, as well as any indemnification or contribution obligations that Noven may have to Novartis or Novogyne related to product liability claims; Regulatory Matters - uncertainties relating to actions that may be taken against Noven by the FDA or other regulators, whether relating to manufacturing processes, suppliers, commercialized products, products in development or otherwise, and any related costs; uncertainties related to the FDA’s discretion to approve or not approve a product; the timing of any FDA approval for any of Noven’s products in development, which is outside Noven’s control and which may impact the success of product launch and market penetration; and uncertainties related to our ability to comply with Drug Enforcement Administration regulations related to our purchase, storage and usage of controlled substances in products we may manufacture, including Noven’s developmental MethyPatch and fentanyl patch products; Production Matters - risks related to Noven’s reliance on suppliers for the availability and quality of raw materials used in Noven’s products; risks related to Noven’s reliance on a single supplier for certain raw materials and compounds used in Noven’s products; uncertainties regarding the timing and magnitude of any product recalls, including those which may be related to the CombiPatch stability issue discussed in this press release; the impact of the recalls or related issues on Novartis’ or other partners’ strategy for the commercialization of Noven’s products; the possibility that Noven’s estimates of the impact of future returns and charges may prove inaccurate, incomplete or otherwise incorrect; the impact of detected or undetected product stability failures or other product defects on Noven’s ability to estimate Noven’s reserves for sales returns and other associated accounting consequences; Noven’s Partners - the risk that Noven’s development partners may have different or conflicting priorities than Noven’s which may adversely impact their ability or willingness to assist in the development and commercialization of Noven’s products or to continue the partnered development programs; uncertainties regarding Noven’s ability to attract additional development partners; the possibility that Noven’s technologies may not be approvable or suitable for use in additional therapeutic categories, including those categories addressed through products developed with Noven’s development partners; the possibility that Noven may be unsuccessful in achieving milestone objectives under Noven’s development programs and may not receive any further payments; the possibility that Noven’s development programs may not proceed on schedule or as expected, which could, among other things, prevent Noven from achieving milestone objectives under our development programs and/or cause delays or cancellations of programs; the possibility that Noven’s current development priorities could render Noven unable to advance Noven’s other development projects or increase the cost of advancing those projects; risks related to Noven’s dependence on Novartis to perform Novogyne’s financial, accounting, inventory, distribution, revenues and sales deductions functions (including any asset impairment decisions for Novogyne), including the risk that Novartis may perform these functions differently than Noven would have, inadequately or incorrectly; risks and uncertainties related to the fact that Vivelle-Dot comprises a substantial majority of Novogyne’s aggregate total prescriptions; and the possibility that Noven’s financial results could fluctuate from period to period or otherwise be affected by Novartis’ monitoring of trade inventory levels for Novogyne and its decisions related thereto; MethyPatch®- the risk that the FDA may determine that Noven’s protocols and/or clinical strategies do not address the FDA’s concerns regarding the approval of the MethyPatch product NDA; the risk that planned additional MethyPatch product studies may not be commenced or completed in a timely manner due to an inability to enroll a sufficient number of subjects for the additional studies or otherwise, which could delay the filing of an amendment to the MethyPatch product NDA; the possibility that planned additional studies of MethyPatch will not produce results that support approval or that, even if the additional studies are completed and are successful, MethyPatch may not ultimately be approved or commercialized; the timing of the FDA’s review of any amended NDA for MethyPatch as well as any product approval, which are beyond Noven’s control and which may impact the success of product launch and market penetration; Shire’s control over the management of the planned additional MethyPatch product clinical trials, including the risk that Shire may elect to manage such studies differently than Noven might have, incorrectly or inadequately; the possibility that the additional studies may be more extensive, lengthier or more costly than anticipated and may exceed the total amount of license revenues available to offset such costs and expenses; any exercise of Shire’s right to terminate the agreement following its review of the results of the additional studies, including the risk that, in such event, Noven’s right to receive a $50 million approval milestone would terminate, and that we may be unable or unwilling to proceed with the project or may be unable to license MethyPatch to a third party or to a party with the resources of Shire on commercially reasonable terms; the possibility that Noven’s method of accounting for the $25 million received from Shire could change under certain circumstances, including if the parties’ MethyPatch product strategy changes or if Noven’s MethyPatch product development is discontinued; and the likelihood that Noven’s development strategy would change if Shire were to terminate the agreement under certain circumstances, or if Noven’s MethyPatch product were not ultimately approved or were abandoned; Fentanyl Patch - the risks and uncertainties associated with the FDA’s review of Noven’s fentanyl ANDA; the risk and uncertainties associated with citizen petitions, including the citizen petitions that have been filed with respect to generic fentanyl patches; the possibility that milestone payments may be reduced and/or that Endo may exercise its contractual right to terminate the license agreement if the product launch is delayed for any reason, including delay in obtaining FDA approval; patent or other strategies by third parties could delay or prevent the launch of Noven’s fentanyl patch or other products; the possibility that Noven may be unable to recover significant costs to manufacture fentanyl patches prior to product launch if FDA approval is not obtained on a timely basis or at all; the possibility that, even if approved, Noven’s fentanyl patch or other products may not be successfully commercialized due to competitive market conditions or other factors, including physician/patient preferences for other therapies; and risks and uncertainties related to the fact that, during 2004, companies offering generic drug products have experienced significant product pricing pressure, often earlier than expected in the product’s life cycle, which has negatively affected the profitability of certain of their generic products; Financial Guidance - the inherent uncertainties associated with financial projections; the possibility that one or more assumptions underlying Noven’s financial guidance proves to be incorrect, including the assumption that, during the remainder of 2004, there will be no additional recalls of CombiPatch beyond the one lot discussed in this press release, there will not be any unforeseen material transactions, changes in Noven’s or Novogyne’s accounting or accounting principles, developments regarding regulatory matters or clinical studies, changes in the supply of, demand for, or distribution of our HT products (including any changes resulting from the impact of competitive HT products that ha ve been launched in 2004); changes in our business relationships/collaborations; or changes in the economy or the health care sector generally; Other Matters - expected fluctuations in quarterly revenues and research and development expenses; and uncertainties regarding Noven’s beliefs regarding the timing of trade customer orders. In addition to the risks and factors identified above, reference is also made to the other risks and factors detailed in reports filed by Noven with the Securities and Exchange Commission. Noven cautions that the foregoing list of factors is not exhaustive.

Noven Pharmaceuticals, Inc.

	Three Months Ended		Nine Months Ended
Statements of Operations Data:	September 30,		September 30,
(amounts in thousands, except
per share amounts) (unaudited)	2004	2003	2004	2003
Revenues:
Product revenues — Novogyne:
Product sales	$4,364	$2,756	$15,058	$11,772
Royalties	1,411	1,182	3,909	3,381

Total product revenues — Novogyne	5,775	3,938	18,967	15,153
Product revenues — third parties	3,287	4,045	9,828	12,788

Total product revenues	9,062	7,983	28,795	27,941
License and contract revenues	1,039	1,113	4,391	3,441

Net revenues	10,101	9,096	33,186	31,382

Expenses:
Cost of products sold	4,984	3,936	15,477	14,261
Research and development	2,741	1,916	7,730	6,563
Marketing, general and administrative	4,358	4,791	12,024	12,265

Total expenses	12,083	10,643	35,231	33,089

Loss from operations	(1,982)	(1,547)	(2,045)	(1,707)
Equity in earnings of Novogyne	6,232	4,529	15,097	9,849
Interest income, net	279	159	619	505

Income before income taxes	4,529	3,141	13,671	8,647
Provision for income taxes	1,895	1,130	5,201	3,113

Net income	$2,634	$2,011	$8,470	$5,534

Basic earnings per share	$0.11	$0.09	$0.36	$0.25

Diluted earnings per share	$0.11	$0.09	$0.35	$0.24

Weighted average number of common shares outstanding:
Basic	23,416	22,506	23,290	22,526

Diluted	24,361	22,949	24,344	22,935

	As Of
	September 30,	December 31,
Balance Sheet Data:	2004	2003
(unaudited)
Cash and cash equivalents	$100,347	$83,381
Investment in Novogyne	$29,510	$28,368
Total assets	$191,848	$170,984
Deferred license revenues	$46,800	$50,005
Stockholders’ equity	$125,882	$108,823

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